FIRST NATIONAL BANK CORP.
FORM 10-Q (continued)


                                  EXHIBIT (11)
                STATEMENT OF COMPUTATION OF PER  SHARE EARNINGS


                                              Three Months Ended                 Nine Months Ended
                                                 September 30,                     September 30,
                                             ---------------------             ---------------------
                                             1994             1993             1994             1993
                                             ----             ----             ----             ----
                                                      (in thousands, except per share data)
PRIMARY EARNINGS PER SHARE:
- - - ---------------------------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,451           $1,258           $4,004           $3,370
/WEIGHTED AVERAGE SHARES                      2,510            2,415            2,487            2,169
- - - ----------------------------                -------          -------          -------          -------

PER SHARE                                     $0.58            $0.52            $1.61            $1.55

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                              --               --               --          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,510            2,415            2,487            2,169
- - - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.00            $0.00            $0.00           ($0.55)
- - - ----------------------------                -------          -------          -------          -------

PRIMARY NET INCOME PER SHARE                  $0.58            $0.52            $1.61            $1.00
                                            =======          =======          =======          =======

FULLY DILUTED EARNINGS PER SHARE:
- - - ---------------------------------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,451           $1,258           $4,004           $3,523
/ WEIGHTED AVERAGE SHARES                     2,518            2,420            2,517            2,442
- - - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.58            $0.52            $1.59            $1.44

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                              --               --               --          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,518            2,420            2,517            2,442
- - - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.00            $0.00            $0.00           ($0.48)
- - - ----------------------------                -------          -------          -------          -------
FULLY DILUTED NET INCOME
  PER SHARE                                   $0.58            $0.52            $1.59            $0.96
                                            =======          =======          =======          =======

Notes:
  - Primary and fully diluted shares are adjusted for the potential dilutive effects of equity contracts and stock options, where applicable. The adjustments are made using the "treasury stock" method.

  - Fully diluted earnings per share are adjusted for the potential dilutive effects of convertible debt, where applicable, which includes elimination of any related after-tax interest expense. The adjustments are made using the "if converted" method.

  - Number of shares in each category are adjusted to give effect to the 5% stock dividends in 1994 and 1993, and the 4-for-3 stock split in 1993.